UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 15, 2009

VMWARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33622	94-3292913
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3401 Hillview Avenue, Palo Alto, CA	94304
(Address of Principal Executive Offices)	(Zip code)

Registrant’s telephone number, including area code: (650) 427-5000

N/A

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

As previously announced, on August 7, 2009, VMware, Inc. entered into an Agreement and Plan of Merger, or the merger agreement, to acquire SpringSource Global, Inc.

On September 15, 2009, VMware completed the acquisition of SpringSource pursuant to the terms of the merger agreement.

At closing, VMware paid approximately $358 million in cash, $17 million in assumed vested stock options, and $45 million in unvested stock options and common stock. In addition, the purchase price was increased by approximately $26 million related to a net working capital adjustment.

The assumed vested and unvested stock options converted into 652,253 and 476,081 VMware stock options, respectively with a weighted average exercise price of $4.87 per share. The unvested common stock consisted of 572,492 shares of VMware Class A common stock issued at closing to certain employees of SpringSource who agreed to accept shares of VMware Class A common stock subject to vesting restrictions in lieu of a portion of their cash merger proceeds.

Approximately $41 million of the merger consideration otherwise payable to the SpringSource securityholders (excluding VMware) will be placed in escrow as security for any VMware post-closing indemnification claims under the merger agreement. The escrow fund will be held until the 18-month anniversary of the completion of the merger, subject to any unresolved indemnification claims.

In connection with the acquisition, VMware also agreed to offer equity incentives to SpringSource employees. Accordingly, VMware expects to grant an aggregate of approximately 780,000 restricted stock units (RSU’s) and stock options exercisable for approximately 2.3 million shares shortly following the closing of the acquisition.

The foregoing description of the acquisition does not purport to be complete and is qualified in its entirety by reference to the full text of the merger agreement, filed as Exhibit 2.1 to VMware’s Current Report on Form 8-K filed with the SEC on August 10, 2009, and incorporated herein by reference. The merger agreement has been included to provide investors with information regarding its terms, however it is not intended to provide any other factual information about SpringSource or VMware. The merger agreement contains representations and warranties of each of SpringSource and VMware which are qualified by information in confidential disclosure schedules delivered in connection with signing the merger agreement. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.

Item 8.01	Other Events

On September 16, 2009, VMware issued a press release to announce the closing of the acquisition, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

99.1        Press Release, issued by VMware on September 16, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 15, 2009

VMWARE, INC.

By:	/s/ Mark S. Peek
Mark S. Peek Chief Financial Officer